CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected
Historical Financial Data", and "Experts" in the Second Amended Registration Statement (Form S-4 No. 333-81235) and the related Prospectus of Royster-Clark, Inc. for the registration of 10-1/4% percent First Mortgage Notes due 2009, and to the inclusion of our report dated January 18, 1999 with respect to the combined financial statements of IMC AgriBusiness as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998.

Our audits also included the related financial statement schedule of IMC AgriBusiness included in the Registration Statement as Schedule 2 - Allowance for Doubtful Accounts. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

St. Louis, Missouri
August 24, 1999